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As filed with the Securities and Exchange Commission on June 26, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

WALTER INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State of other jurisdiction of incorporation or organization)	13-3429953 (I.R.S. Employer Identification No.)
4211 W. Boy Scout Boulevard Tampa, Florida (Address of principal executive offices)	33607 (Zip Code)
The 2002 Long-Term Incentive Award Plan of Walter Industries, Inc. (Full title of the Plan)

William F. Ohrt
Executive Vice President and Principal Financial Officer
Walter Industries, Inc.
4211 W. Boy Scout Boulevard
Tampa, Florida 33607
(813) 871-4160
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Steven Della Rocca, Esq.
Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
(212) 906-1200
(212) 751-4864 (fax)

Calculation of Registration Fee

Title of Securities to be Registered	Amount of Shares to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

Common Stock, par value
$.01 per share	298,800 shares	$10.09	$3,014,664	$243.89
	2,701,200 shares	$11.95	$32,279,340	$2,611.40

Total:	3,000,000 shares		$35,294,004	$2,855.29

(1)
3,000,000 shares of Commons Stock, par value $.01 per share (the "Shares"), issuable pursuant to the 2002 Long-Term Incentive Award Plan of Walter Industries, Inc. (the "Plan"). The newly registered shares are comprised of: (A) 298,800 Shares issuable pursuant to outstanding grants under the Plan; and (B) 2,701,200 Shares authorized but unissued under the Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the amount registered hereunder includes an indeterminate number of shares of common stock that may be issued in accordance with the provisions of such plan in connection with certain anti-dilution provisions or in the event of any change in the outstanding shares of common stock, including a stock dividend or stock split.
(2)
Pursuant to Rule 457 of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon: (A) the weighed average exercise price per share ($10.09) of outstanding options for 298,800 Shares under the Plan; and (B) the average of the high and low prices of the Company's Shares as reported on the New York Stock Exchange on June 24, 2003 ($11.95) for 2,701,200 Shares authorized but unissued pursuant to the Plan.
(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act.

PART I

Item 1. Plan Information

        Not required to be filed with this Registration Statement.

Item 2. Registration Information and Employee Plan Annual Information

        Not required to be filed with this Registration Statement.

PART II

Item 3. Incorporation of Documents by Reference

        The following documents filed with the Securities and Exchange Commission (the "Commission") by Walter Industries, Inc., a Delaware corporation (the "Company"), are incorporated as of their respective dates in this Registration Statement by reference:

    A.
    The Company's Annual Report on Form 10-K filed March 21, 2003 (File No. 001-13711), for the fiscal year ended December 31, 2002.

    B.
    The Company's Annual Report on Form 10-Q filed May 15, 2003 (File No. 001-13711), for the quarterly period ended March 31, 2003.

    C.
    Description of the Company's securities contained in the third amendment dated October 6, 1995 to the Form S-1 filed on May 2, 1995 (File No. 33-59021).

        All documents filed by the Company or by the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

        Not applicable.

Item 5. Interests of Named Experts and Counsel

        Not applicable.

Item 6. Indemnification of Directors and Officers

        Section 145 of the General Corporation Law of the State of Delaware ("DGCL") provides that a corporation has the power to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) against the expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such person had no reasonable cause to believe his conduct was unlawful, except that, if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware (the "Court of Chancery"), or any court in such suit or action was brought, shall determine upon application that, despite the liability judgment, but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or such other court shall deem proper.

        The Company's Certificate of Incorporation provides that the Company shall indemnify directors and officers made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals, to the fullest extent permitted by the laws of the State of Delaware. Such indemnification shall continue after an individual ceases to be an officer or director and shall inure to the benefit of the heirs, executors and administrators of such person. The Company's Amended and Restated Certificate of Incorporation also provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

        Article IV of the By-laws of the Company provides for indemnification of its officers and directors to the fullest extent permitted by Section 145 of the DGCL.

        Section 102(b)(7) of the DGCL provides that a Delaware corporation may eliminate or limit the personal liability of a director to a Delaware corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL relating to the unlawful payment of a dividend or an unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

        Article 6 of the Amended and Restated Certificate of Incorporation of the Company provides for the elimination of personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except as otherwise provided by the DGCL.

        The Company has entered into a Directors and Officers Indemnification Agreement which provides that directors and officers shall be indemnified to the fullest extent permitted by applicable law and obligates the Company to indemnify the directors and officers of the Company (a) if any director or officer is or may become a party to any proceeding against all expenses reasonably incurred by such director or officer in connection with the defense or settlement of such proceeding, but only if such director or officer acted in good faith and in a manner which such director or officer reasonably believed to be in or not opposed to the best interests of the Company, and in the case of a criminal action or proceeding, in addition, only if such director or officer had no reasonable cause to believe that his or her conduct was unlawful, (b) if a director or officer is or may become a party to any proceeding by or in the name of the Company to procure a judgment in its favor against all expenses reasonably incurred by such director or officer in connection with the defense or settlement of such proceeding, but only if such director or officer acted in good faith and in a manner which such director or officer reasonably believed to be in or not opposed to the best interests of the Company, except no indemnification for expenses need be made in respect of any claim in which such director or officer shall have been adjudged liable to the Company unless a court in which the proceeding is brought determines otherwise and (c) if a director or officer has been successful on the merits or otherwise in defense of any proceeding or claim.

        The Registration Rights Agreement dated as of March 17, 1995 and the Registration Rights Agreement dated as of September 12, 1995 between the Company and the shareholders named therein (the "Holders") each requires the Company, on the one hand, and the Holders referred to therein, on the other hand, under certain circumstances, to indemnify each other and, in the case of the Company's indemnification obligations, each other person who participates as an underwriter in an offering of Common Stock thereunder, and each other person who controls such parties and/or underwriters and their respective directors, officers, partners, agents and affiliates against certain liabilities, including liabilities under the Securities Act of 1933, incurred in connection with each registration of securities pursuant to such registration rights agreement.

        The indemnification rights conferred by the Amended and Restated Certificate of Incorporation of the Company are not exclusive of any other right to which a person seeking indemnification may otherwise be entitled. The Company may also provide liability insurance for the directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed

        Not applicable.

Item 8. Exhibits

        A list of exhibits included as part of this Registration Statement is set forth on the Exhibit Index appearing elsewhere herein and is incorporated herein by reference.

Item 9. Undertakings

  (a)
  The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); that are incorporated by reference in this Registration Statement.

  (2)
  That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

  (b)
  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on June 26, 2003.

WALTER INDUSTRIES, INC.
By:	/s/ WILLIAM F. OHRT William F. Ohrt Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities indicated as of June 26, 2003.

Signature	Title

/s/ DON DEFOSSET Don DeFosset	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)
/s/ WILLIAM F. OHRT William F. Ohrt	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ CHARLES E. CAUTHEN Charles E. Cauthen	Senior Vice President (Principal Accounting Officer)
* /s/ HOWARD L. CLARK, JR. Howard L. Clark, Jr.	Director
* /s/ PERRY GOLKIN Perry Golkin	Director
* /s/ BERNARD G. RETHORE Bernard G. Rethore	Director
* /s/ SCOTT C. NUTTALL Scott C. Nuttall	Director
* /s/ JERRY W. KOLB Jerry W. Kolb	Director
* /s/ NEIL A. SPRINGER Neil A. Springer	Director
* /s/ MICHAEL T. TOKARZ Michael T. Tokarz	Director
* /s/ DONALD N. BOYCE Donald N. Boyce	Director
*By:	/s/ WILLIAM F. OHRT William F. Ohrt Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Description
4.1	Amended and Restated Certificates of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q, filed on January 14, 1999, File No. 001-13711).
4.2	Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company's Amended Quarterly Report on Form 10-Q/A, filed on April 27, 2000, File No. 001-13711.
4.3	The 2002 Long-Term Incentive Award Plan of Walter Industries, Inc.
5	Opinion of Legal Counsel.
23.1	Consent of Legal Counsel(1).
23.2	Consent of Independent Accountants.
24	Power of Attorney.

(1)
Included in Exhibit 5.

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PART I
PART II
SIGNATURES
EXHIBIT INDEX